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                                                                    EXHIBIT 23.2
August 17, 2000

The Directors
MindArrow Systems Inc
101 Enterprise, Suite 340
Alison Viejo, California  92656

RE: Fusionactive.com Limited
    ------------------------


Dear Sirs,


We have issued our report dated August 11, 2000 accompanying the financial statements of Fusionactive.com Limited contained in the Registration Statement and Prospectus (dated August 17, 2000). We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


Yours faithfully


Grant Thornton
Hong Kong